UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2013

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202/206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

___________________Not applicable_____________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2010, the Securities and Exchange Commission (the “Commission”) declared effective the Registration Statement on Form S-3 (File No. 333-170140) of Senesco Technologies, Inc., a Delaware corporation (the “Company”), filed on October 26, 2010 with the Commission (the “Registration Statement”). The Registration Statement permits the Company to issue, in one or more offerings, shares of common stock, preferred stock or warrants at an aggregate initial offering price not to exceed $25,000,000.

On May 9, 2013, the Company issued a press release announcing that it will raise $1.255 million in gross proceeds, before deducting estimated offering expenses, in a registered direct offering of 41,833,335 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”) (the “Offering”). Each Share will be sold at a price of $0.03 per share. The Shares are being sold pursuant to the Registration Statement.

The Offering will close on or about May 10, 2013, subject to customary closing conditions.

The Shares were offered and will be sold pursuant to a securities purchase agreement, dated May 9, 2013 (the “Securities Purchase Agreement”), among the Company and the investors set forth therein (the “Purchasers”). The Securities Purchase Agreement provides the Purchasers with price protection whereby, until one year from the closing, if the Company sells its Common Stock at less than $0.03 per share (referred to as a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Company shall issue to each Purchaser, without the payment of additional consideration, additional unregistered shares of Common Stock, pursuant to the formula set forth in the Securities Purchase Agreement (the “Additional Shares”). In addition, the Securities Purchase Agreement provides for customary covenants, including, but not limited to, (i) the Purchasers have a preemptive right to participate in future financings, subject to certain cutbacks and exceptions, and (ii) the Purchasers have the right to approve any subsequent financing for a period of 90 days following the closing.

The Company has engaged Chardan Capital Markets, LLC, as its exclusive placement agent in connection with the Offering, pursuant to a placement agent agreement dated April 29, 2013 (the “Placement Agent Agreement”).

The net offering proceeds to the Company from the sale of the Common Stock, after deducting the estimated offering expenses payable by the Company of approximately $125,000, are expected to be approximately $1,130,000. The net proceeds of the offering will be used for working capital, research and development and general corporate purposes.

The Securities Purchase Agreement used in connection with the Offering and the Placement Agent Agreement are filed as an exhibit to this Current Report on Form 8-K, and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Securities Purchase Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

The Additional Shares, if any, will be issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. The Company intends to rely upon the following facts in making such exemption available: (i) the offer and sale of these securities will be made solely to accredited investors and therefore will not exceed the maximum purchaser limitation or violate the general solicitation rules; and (ii) all of the securities will have the status of securities acquired in a transaction under Section 4(2) of the Securities Act and will not be permitted to be resold without registration or an exemption therefrom.

The Company’s press release announcing the Offering is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP.

10.1	Form of Securities Purchase Agreement, dated as of May 9, 2013, by and among the Company and the investors set forth therein.

10.2	Placement Agent Agreement, dated as of April 29, 2013, by and between the Company and Chardan Capital Markets, LLC.

23.1	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1 above).

99.1	Press Release of Senesco Technologies, Inc. dated as of May 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: May 9, 2013	By:	/s/ Leslie J. Browne, Ph.D.
Name: Leslie J. Browne, Ph.D.
Title: President and Chief Executive Officer